Exhibit 10.22

FIRST AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

WITH RESTRICTIVE COVENANTS

THIS FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT WITH RESTRICTIVE COVENANTS (the “First Amendment”) is effective on February ___, 2015 by and between Speed Commerce, Inc., a Minnesota Corporation (the “Company”), and Matthew L. Konkle (the “Executive”).

RECITALS

WHEREAS, Company and Executive previously entered into that certain Executive Employment Agreement with Restrictive Covenants dated November 21, 2014 (the “Employment Agreement”); and

WHEREAS, Company has offered to promote Executive to the position of Chief Operating Officer of the Company and Executive has accepted this offer pursuant to the amended terms and conditions of his employment set forth in this First Amendment;

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, receipt of which the parties acknowledge, the parties agree as follows:

1.      Article II, Section 2.01 of the Employment Agreement is hereby amended by deleting the existing paragraph in its entirety and by inserting the following in its place:

“Duties. The Executive shall have the position of Chief Operating Officer of the Company and will generally have the authority, responsibilities, and such duties as are customarily performed by a president of similar businesses. Executive may from time-to-time act as an officer of the Company’s subsidiary companies to the extent that the Company requests that he do so.”

2.      Article III, Section 3.02 of the Employment Agreement is hereby amended by deleting the existing paragraph in its entirety and by inserting the following in its place:

“3.02     Base Salary. As compensation for his services during the first year of the Term the Company shall pay the Executive an annual base salary of $335,000 (“Base Salary”). The amount of the Executive’s Base Salary thereafter will be reviewed each year by the CEO and/or the Compensation Committee of the Company's board of directors (the “Board”) and may be adjusted at the discretion of the CEO and/or the Compensation Committee, provided, however, that at no time may the Company reduce Executive’s annualized salary below $335,000, except as part of a general reduction in compensation of similarly situated executives of the Company and in reasonable proportion to the reduction of any such executives.”

3.      Article III of the Employment Agreement is hereby amended by inserting the following as Section 3.09:

“3.09      COO Stock Compensation Grants. The Executive will be granted the following non-qualified stock option grants in connection with his promotion as the company’s Chief Operating Officer (collectively, the COO Stock Compensation Grants”): (i) an option to purchase 350,000 shares of the Company’s common stock for the fair market value on the effective date of the First Amendment; and (ii) an option to purchase 175,000 shares of the Company’s common stock for the fair market value on the first anniversary of the effective date of the First Amendment. The COO Stock Compensation Grants will each vest in equal 1/3 installments on the three anniversaries of their respective grant dates and will automatically expire no later than 10 years from the grant date. The COO Stock Compensation Grants are subject to the terms and conditions of the Company’s 2014 Stock Option and Incentive Plan and the applicable stock plan award agreements. The definitions of any terms set forth in the 2014 Stock Option and Incentive Plan shall apply when used in this Agreement. Executive acknowledges and agrees that his continued employment by the Company on the applicable date of grant is a condition to his receipt of the COO Stock Compensation Grants.”

4.     Article IV, Section4.05(c) of the Employment Agreement is hereby amended by deleting the existing paragraph in its entirety and by inserting the following in its place:

“(c)     the assignment to the Executive of duties or responsibilities that are materially inconsistent with his position as Chief Operating Officer of the Company or any other position that he holds at the time or that materially impairs his ability to function in the position in which he is then serving.”

5.     The parties hereto hereby acknowledge and agree that except as expressly amended hereby, the Employment Agreement remains in full force and effect in accordance with its terms, and that this First Amendment, together with the Employment Agreement, reflects the entire agreement of the parties hereto.

IN WITNESS WHEREOF the parties have executed the above instrument the day and year first above written.

EXECUTIVE		SPEED COMMERCE, INC.

By:		By:
	Matthew L. Konkle		Richard S Willis
Chief Executive Officer